

Air Methods Corporation
NASDAQ: AIRM

2Q16 Earnings Presentation



Non-GAAP Financial Information

Non-GAAP Financial Information: This presentation may discuss EBITDA from continuing operations and EBITDA margin, which are not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP). The Company defines EBITDA from continuing operations as earnings attributable to Air Methods Corp. (AMC) and it subsidiaries before interest, income taxes, depreciation, amortization gain or loss on disposition of assets, and discontinued operations. The Company defines EBITDA margin as EBITDA from continuing operations divided by revenue. To supplement the Company's consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. Management believes the additions and subtractions from net income used to calculate EBITDA from continuing operations reflect the measurements that its bank creditors and third party stock analysts use in evaluating the Company. These adjustments to the Company's GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company's underlying operational results and trends and performance. Management uses these non-GAAP measures to evaluate the Company's financial results. The presentation of non-GAAP measures is not meant to be considered in isolation or as a substitute for or superior to financial results determined in accordance with GAAP.

Air Methods

2Q16 Highlights

- **Air Medical Services (AMS) Division revenue increased 12.6% YOY.**
  - **Net Patient Transport Revenue increased 18.1% YOY.**
    - **Patient Transports increased 15.9% YOY.**
    - **Same-base Patient Transports increased 0.4% YOY.**
    - **Same-base Weather Cancellations decreased 11.2% YOY.**
    - **Net Revenue per Transport increased 1.9% YOY.**
  - **Contract revenue declined 11.9% YOY due to a 8.6% reduction in the number of hospital bases from conversions and net contract declines.**
- **Tourism Division revenue decreased 6.4% YOY.**
- **Maintenance expense per flight hour**
  - **AMS declined 1.1% YOY.**
  - **Tourism declined 11.5% YOY.**
- **Fuel expense per flight hour**
  - **AMS declined 16.9% YOY.**
  - **Tourism declined 30.2% YOY.**
- **Income from Continuing Operations decreased 1.6% YOY.**

Air Methods

2Q16 Financial Results

	2Q15	2Q16	% Change
Revenue (000,000s)	$263.6	$292.6	11.0%
EBITDA[1] (000,000s)	$71.2	$76.2	7.0%
Margin (%)	27.0%	26.0%	-100 bps
Diluted EPS, Continuing Operations	$0.69	$0.70	1.4%
Diluted Shares (000,000s)	39.4	38.5	-2.4%

	Air Medical Services (AMS)		% Change	Tourism		% Change	United Rotorcraft[2]		% Change
	2Q15	2Q16		2Q15	2Q16		2Q15	2Q16	
Revenue (000,000s)	$224.7	$252.9	12.6%	$34.4	$32.2	-6.5%	$9.2	$11.1	20.9%
EBITDA[1] (000,000s)	$74.3	$81.5	9.8%	$6.6	$5.9	-11.1%	$0.8	$1.5	89.3%
Margin (%)	33.0%	32.2%	-80 bps	19.2%	18.3%	-90 bps	8.5%	13.3%	480 bps

1. Represents EBITDA from continuing operations. See appendix for reconciliation.
2. Results for United Rotorcraft include internal and external revenue and costs. Please consult the segment information footnote in the 10Q for additional information, including corporate expenses.

Air Methods Air Medical Services Division

	2Q15	2Q16	% Change
Patient Transport Revenue, Net	$182.3MM	$215.3MM	18.1%
Net Revenue / Transport	$11,298	$11,516	1.9%
Transports	16,105	18,662	15.9%
Transports + Weather Cancellations	22,071	24,626	11.6%
Same-Base Transports (SBTs)	15,397	15,464	0.4%
SBTs + Weather Cancellations	21,120	20,544	-2.7%
# of Bases[1]	199	232	16.6%
Days Sales Outstanding[2]	131	155	18.3%
AMS Contract Revenue	$38.8MM	$34.2MM	-11.9%
# of Bases[1]	93	85	-8.6%

1. The number of bases represents figures at the end of the quarter.
2. DSO in 2Q16 excludes the impact of Tri-State Care Flight.

Air Methods

Air Medical Services Division

Expenses (Millions)

	2Q15	2Q16	% Change
Flight Center Expenses	$98.6	$109.4	11.0%
Aircraft Operating Expenses	$31.2	$34.8	11.3%
Maintenance	$24.6	$27.1	10.4%
Fuel	$4.8	$4.9	1.7%

Air Medical Services Division
Volume Payor Mix[1]

	1Q14	2Q14	3Q14	4Q14	1Q15	2Q15	3Q15	4Q15	1Q16	2Q16
Commercial Insurance[2]	27.7%	26.8%	29.1%	29.5%	27.0%	26.1%	27.8%	28.3%	26.2%	25.6%
Government-Sponsored Insurance	4.4%	3.6%	3.5%	3.2%	3.6%	4.1%	3.6%	3.8%	3.7%	3.5%
Medicare	33.7%	34.5%	32.4%	32.1%	34.8%	35.9%	33.9%	33.5%	35.6%	36.8%
Medicaid	20.1%	24.1%	23.6%	23.4%	23.9%	24.7%	24.6%	24.1%	24.5%	24.6%
Self-Pay	14.2%	10.9%	11.4%	11.8%	10.7%	9.2%	10.1%	10.3%	10.0%	9.5%

1. Reported payor mix is aged 3 months.
2. Commercial Insurance mix excluding TSCF was 26.9% in 1Q16 and 26.3% in 2Q16.

Air Methods

Air Medical Services Division

Collection Rate[1]

	1Q14	2Q14	3Q14	4Q14	1Q15	2Q15	3Q15	4Q15	1Q16	2Q16
Commercial Insurance[2]	81.6%	81.7%	80.9%	80.1%	78.4%	77.5%	75.7%	74.2%	74.7%	74.7%
Government-Sponsored Insurance	31.5%	28.5%	26.4%	25.4%	24.7%	24.2%	24.5%	24.6%	25.1%	26.7%

1. The collection rates are for collections related to twelve months of transports aged twelve months.
2. Commercial Insurance collection rate excluding TSCF was 74.0% in 1Q16 and 72.9% in 2Q16.

Air Medical Services Division

Community Base Activity

	1Q14	2Q14	3Q14	4Q14	1Q15	2Q15	3Q15	4Q15	1Q16	2Q16
Beginning of Period	179	176	183	186	189	189	199	200	209	229
Acquisitions	0	0	0	0	0	0	0	0	25	0
Conversions	0	6	2	1	0	5	0	8	-1	2
Greenfields	2	3	3	2	1	7	3	2	4	3
Closures	5	2	2	0	1	2	2	1	8	2
End of Period	176	183	186	189	189	199	200	209	229	232

Tourism/United Rotorcraft

Tourism	2Q15	2Q16	% Change
Tourism and Charter Revenue	$34.4MM	$32.2MM	-6.4%
Total Revenue / Passenger	$271	$281	3.7%
Passenger Trips	126,953	114,615	-9.7%
Operating Expenses	$23.1MM	$22.1MM	-4.1%

United Rotorcraft	2Q15	2Q16	% Change
External Revenue	$4.5MM	$7.4MM	66.4%
Cost of Medical Interiors and Products Sold	$3.5MM	$6.4MM	80.4%

Air Methods®

Capital Expenditures
(Millions)

	1H15	1H16
Total Capital Expenditures	($48.4)	($57.7)
Aircraft Purchases*	($38.9)	($55.6)
Non-Aircraft Cap Ex	($9.5)	($2.1)
Lease Aircraft Buyouts	($7.6)	($10.5)
Proceeds from Asset Sales	$2.7	$5.2
Proceeds from Aircraft Financing	$55.3	$51.8

* Includes aircraft purchases, installations of new medical interiors, and aircraft refurbishments.

Appendix



EBITDA Reconciliation[1]

	Air Methods Corp. (AMC)		AMS		Tourism		United Rotorcraft	
	2Q15	2Q16	2Q15	2Q16	2Q15	2Q16	2Q15	2Q16
Net Income (Loss) attributable to AMC and subsidiaries	$26.8	$27.0	$51.9	$55.4	$3.9	$2.0	($0.1)	$0.6
Loss on Discontinued Ops, net of income taxes	$0.3	$0.0	$0.3	$0.0	$0.0	$0.0	$0.0	$0.0
Net Income (Loss), from cont. ops. attributable to AMC and subsidiaries	$27.1	$27.0	$52.2	$55.4	$3.9	$2.0	($0.1)	$0.6
Interest [3]	$5.1	$7.9	$3.8	$6.4	$0.8	$1.1	$0.0	$0.0
Income Tax[2]	$17.3	$17.3	$ -	$ -	$ -	$ -	$ -	$ -
D&A[3]	$21.1	$23.5	$17.7	$19.7	$1.9	$2.3	$0.9	$0.9
Loss on Disposition of Assets[3]	$0.6	$0.5	$0.6	$0.0	$0.0	$0.5	$0.0	$0.0
EBITDA from Continuing Operations[3]	$71.2	$76.2	$74.3	$81.5	$6.6	$5.9	$0.8	$1.5

1. Results are in millions.
2. Income tax expense is not allocated at the divisional level.
3. Excludes amounts attributable to redeemable, non-controlling interests.

Air Methods®